As filed with the Securities and Exchange Commission on September 16, 2010

Registration No. 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

Mindray Medical International Limited
(Exact Name of Registrant as Specified in Its Charter)
_____________________________

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mindray Building
Keji 12th Road South
Hi-tech Industrial Park, Nanshan
Shenzhen 518057
People’s Republic of China
(86-755) 2658-2888
(Address, Including Zip Code, of Principal Executive Offices)
_____________________________

Mindray DS USA, Inc. 401(k) Savings Plan
(Full Title of Plan)
_____________________________

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

_____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(3)
Class A Ordinary Shares, par value HK$0.001 per share(1)	200,000 Shares	$28.41	US$ 5,682,000	US$405.13

(1)
These Class A ordinary shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one (1) Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2006 (Registration No. 333-137373).

(2)
This Registration Statement covers, in addition to the number of Class A ordinary shares of Mindray Medical International Limited, an exempted company incorporated under the Law of the Cayman Islands (the “Registrant”), par value HK$0.001 per share, stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of shares as may be offered or issued pursuant to the Mindray DS USA, Inc. 401(k) Savings Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold under the Plan.

(3)
The proposed maximum offering price per share of the shares and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act.  With respect to the 200,000 shares being registered, the fee is based on a proposed maximum aggregate offering price per share of $28.41, which is the average of the high ($28.73) and the low ($28.09) sale prices of the Registrant’s ADSs on the New York Stock Exchange on September 14, 2010.

PART I

STATEMENT OF INCORPORATION BY REFERENCE

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act.  Although such documents are not filed with the Commission pursuant to Rule 428, they constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed or furnished with the Commission are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2009 (File No. 001-33036) as filed with the Commission on May 7, 2010.

(b)           The Registrant’s reports on Form 6-K filed with the Commission on May 10, 2010 and August 9, 2010.

(c)    The description of the Registrant’s Class A ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-33036) filed with the Commission on September 20, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (including any Plan annual reports), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s articles of association provide that, subject to Companies Law, Cap. 22 of the Cayman Islands, every director or other officer of the Registrant shall be indemnified against any liability incurred by him in his capacity as such. However, directors and officers of the Registrant are not indemnified against any liability to the Registrant or a related company of fraud or dishonesty which may attach to such director or officer.

Pursuant to indemnification agreements, the Registrant has agreed to indemnify its directors and officers, to the extent permitted by Cayman law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

The Registrant hereby undertakes to submit, to the extent not previously submitted, the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS to maintain the qualification of the Plan.

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form F-3, S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on September 16, 2010.

Mindray Medical International Limited

By:	/s/ XU HANG
Xu Hang
Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald Ede as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ XU HANG	Chairman of the Board and Co-Chief	September 16, 2010
Xu Hang	Executive Officer (principal executive officer)
/s/ LI XITING	Director and Co-Chief Executive Officer	September 16, 2010
Li Xiting
/s/ RONALD EDE	Director and Chief Financial Officer	September 16, 2010
Ronald Ede	(principal financial and accounting officer)
/s/ WU QIYAO	Director	September 16, 2010
Wu Qiyao
/s/ JOYCE I-YIN HSU	Director	September 16, 2010
Joyce I-Yin Hsu
/s/ JIXUN LIN	Director	September 16, 2010
Jixun Lin

Signature	Title	Date
/s/ PETER WAN	Director	September 16, 2010
Peter Wan
/s/ KERN LIM	Director	September 16, 2010
Kern Lim
/s/ CHEN QINGTAI	Director	September 16, 2010
Chen Qingtai

Signature of Authorized Representative in the United States

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on September 16, 2010.

Puglisi & Associates

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of Mindray Medical International Limited, incorporated by reference to Exhibit 99.2 of the Registrant’s Report on Form 6-K filed on November 10, 2008.

4.2	Mindray DS USA, Inc. 401(k) Savings Plan
4.3
Form of Deposit Agreement, among Mindray Medical International Limited, The Bank of New York as Depositary, and all Owners and holders from time to time of American Depositary Receipts issued thereunder,  incorporated by reference to the Registrant’s Registration Statement on Form F-1 (File No. 333-137140) filed on September 6, 2006.

10.1
Form of Indemnification Agreement with the officers and directors of the Registrant, incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form F-1 (File No. 333-137140) filed on September 6, 2006.

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.
23.2	Consent of PricewaterhouseCoopers
24.1	Power of Attorney (included on signature page to the Registration Statement)